UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 27, 2007

Kitty Hawk, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-25202	75-2564006
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

1515 West 20th Street
P.O. Box 612787
DFW International Airport,
Texas	75261
(Address of principal	(Zip Code)
executive offices)
Registrant’s telephone number, including area code: (972) 456-2200
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     Warrant Repricing. On March 29, 2007, Kitty Hawk, Inc. (the “Company”) and its subsidiaries entered into a Security Agreement and Secured Revolving Note (the “Credit Facility”) with Laurus Master Fund, Ltd. (“Laurus”). In connection therewith, the Company issued to Laurus a five year warrant to purchase up to 8,216,657 shares of Kitty Hawk, Inc. common stock (the “Original Warrant”). The exercise price of the Original Warrant was $0.91 per share. On June 29, 2007, as an inducement to Laurus to release its liens on six Boeing 727-200 airframes and eleven JT8D aircraft engines, the Company agreed to cancel the Original Warrant and replace the Original Warrant with two new warrants.
     The first warrant provides a right to purchase 4,000,000 shares of common stock at $0.55 per share (the “First Warrant”). The second warrant provides a right to purchase 4,216,657 shares of common stock at the original exercise price of $0.91 per share (collectively with the First Warrant, the “New Warrants”). All other terms of the Original Warrant remain unchanged, including the requirement that Laurus will not sell any shares for which it has exercised either of the New Warrants prior to March 29, 2008. Laurus also will not sell shares for which it has exercised either of the New Warrants during a 22 day trading period in a number that exceeds 20% of the aggregate dollar trading volume of the Company’s common stock for the 22 day trading period immediately preceding the sales.
     The foregoing description of the terms of the New Warrants does not purport to be complete and is qualified in its entirety by the documents attached hereto as Exhibits 10.1 and 10.2 and are incorporated herein by reference.
     Sale of Airframes, Engines and Parts. On June 27, 2007, Kitty Hawk Aircargo, Inc. (“Aircargo”), a subsidiary of the Company, entered into three sales agreements (the “Sales Agreements”) whereby it agreed to sell to AirLease International, Inc. (“AirLease”) each of the following: (1) six Boeing 727-200 airframes (the “Airframes”), (2) eleven JT8D aircraft engines (the “Engines”) and (3) certain Boeing 727-200 aircraft parts (the “Parts”). The aggregate purchase price for the Airframes, Engines and Parts was $3,500,000. The Company used the net proceeds of the sale of the Airframes, Engines and Parts to pay down indebtedness. In addition, the Company agreed with Laurus to maintain $1.0 million of the net proceeds as reserves under the Credit Facility as consideration for the release of Laurus’ security interest in the Airframes, Engines and Parts.
     The foregoing description of the terms of the Sales Agreements does not purport to be complete and is qualified in its entirety by the documents attached hereto as Exhibits 10.3, 10.4 and 10.5 and are incorporated herein by reference.
Item 8.01 Other Events.
     Lease Agreements. Aircargo and AirLease also entered into an Airframe Lease Agreement, under which AirLease will lease the Airframes back to Aircargo effective as of May 1, 2007. The initial term of each Airframe lease ranges from April 2008 to August 2008. The term of each Airframe lease may be extended at the option of Aircargo. In the event Aircargo extends the lease for an Airframe and a “C Check” comes due for such Airframe, AirLease is responsible for the first $850,000 of the expenses for such “C Check,” and Aircargo is responsible for the balance. Aircargo is responsible for maintaining insurance on the Airframes.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	Warrant Agreement, dated June 29, 2007.

10.2	Warrant Agreement, dated June 29, 2007.

10.3	Airframe Sale Agreement, dated June 27, 2007.

10.4	Engines Sales Agreement, dated June 27, 2007.

10.5	Aircraft Parts Sale Agreement, dated June 27, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KITTY HAWK, INC.

By: Name:	/s/ Steven E. Markhoff Steven E. Markhoff
Title:	Corporate Secretary
Date: July 3, 2007